EXHIBIT 99.1

CARS Appoints Jenell Ross to Board of Directors

Auto industry veteran with strong connection to dealership communities

CHICAGO, April 13, 2021 – Cars.com Inc. (NYSE: CARS) (“CARS” or the “Company”), a leading digital automotive marketplace and solutions provider, today announced the appointment of Jenell Ross as a member of its Board of Directors.

Ross is an auto industry veteran, with 28 years of experience, and was recently named one of 2020’s 100 Leading Women in the North American Auto Industry by Automotive News. For the past eleven years, she has been President of Bob Ross Auto Group, a family-owned, Ohio-based Buick-GMC and Mercedes-Benz dealership. Bob Ross Auto Group was the first African American owned Mercedes-Benz dealer in the U.S. and, today, Ross is the country’s only second-generation African American female auto dealer. Under her leadership tenure Bob Ross Auto Group has ranked as a leader in sales and customer service for each of its three brands.

Ross is a member of the board of directors at Hub Group (NASDAQ: HUBG), a leading North American supply chain solutions company, and recently served on the board of the Federal Reserve Bank of Cleveland, Cincinnati branch. She also serves on the board of trustees for the University of Dayton and the Will Allen Foundation.

She is a board member for the Minority Business Partnership through the Dayton Chamber of Commerce, as well as an active member of both the Dayton Area Automobile Dealers Association and the Ohio Auto Dealers Association. Ross previously served as the chair of the American International Automobile Dealers Association as the first minority and the second female to lead this organization of nearly 10,000 dealers. Ross is also passionate about giving back. Ross started a charity to honor her late mother, The Norma J. Ross Memorial Foundation, which supports youth in education and the arts and raises funds in the fight against breast cancer.

“Jenell brings valuable insights to the Board through her years of leadership in the automotive industry and the public, civic, and charity boards on which she is involved. Her real-world experience as a successful dealer owner-operator further enhances the perspectives of our Board,” said Scott E. Forbes, Chairman of the Board of CARS.

“I am pleased to join CARS in support of their quest for category leadership,” said Ross. “I look forward to contributing a dealer’s perspective as I work with the Board and management team to help the CARS platform generate meaningful sales and efficiencies for our industry through innovation.”

About Cars.com

CARS is a leading digital marketplace and solutions provider for the automotive industry that connects car shoppers with sellers. Launched in 1998 with the flagship marketplace site Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share.

In addition to Cars.com, CARS brands include Dealer Inspire, a technology provider building solutions that future-proof dealerships with more efficient operations and connected digital experiences; FUEL, which gives dealers and OEMs the opportunity to harness the untapped power of digital video by leveraging Cars.com's pure audience of in-market car shoppers, and DealerRater, a leading car dealer review and reputation management platform.

The full suite of CARS brands include Cars.com™, Dealer Inspire®, FUEL™, DealerRater®, Auto.com™, PickupTrucks.com™ and NewCars.com®. For more information, visit www.Cars.com.

Media Contact:

Christine Spinelli

cspinelli@cars.com

Investor Contact:

Robbin Moore-Randolph

ir@cars.com